Exhibit 99.1

FOR IMMEDIATE RELEASE

PAA Announces $1.0 Billion 364-Day Liquidity Facility

HOUSTON — January 19, 2015 — Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has entered into a new $1.0 billion 364-day credit facility to provide additional liquidity. The facility closed on January 16, 2015, and pursuant to its terms, PAA has up to 364 days to draw on the facility and repay any loans thereunder.  This facility increased the Partnership’s committed liquidity on a pro forma basis from approximately $2.6 billion to $3.6 billion as of December 31, 2014.

Bank of America, N.A. served as Administrative Agent.  Merrill Lynch, Pierce, Fenner & Smith served as a Joint Lead Arranger, and was joined by Citigroup Global Markets Inc.; DNB Markets, Inc.; J.P. Morgan Securities LLC; Mizuho Bank, Ltd.; and Wells Fargo Securities, LLC as Joint Lead Arrangers.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 4.0 million barrels per day of crude oil and NGL on its pipelines. PAA is headquartered in Houston, Texas.

Contact:

Ryan Smith

Director, Investor Relations

(866) 809-1291